Friday, October 21, 2005

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR THIRD QUARTER 2005

CANFIELD, Ohio (October 21, 2005) – Farmers National Banc Corp. (OTC BB: FMNB), today reported net income for the three months ended September 30, 2005 of $2.028 million, compared with $1.995 million in the preceding quarter and $2.415 million in the prior-year quarter. Diluted earnings per share were $0.16 for the current quarter compared with $0.15 for the preceding quarter and $0.19 for the third quarter in 2004.

For the nine months ended September 30, 2005, Farmers National Banc Corp. recorded net income of $6.197 million, or $0.48 per diluted share, compared to $7.047 million, or $0.54 per diluted share in net income for the same nine month period in 2004.

The company’s total assets ended the third quarter of 2005 at $833 million, an increase of $23 million over the $810 million in total assets recorded at September 30, 2004, and up approximately $500 thousand from the $832.5 million in assets as of June 30, 2005. Net loans at September 30, 2005 were $505.8 million, up 3.8% over the $487.1 million in net loans at September 30, 2004 and 2.8% over the $491.8 million in net loans at the end of the second quarter of 2005.

Net Interest Income -— Net interest income was $6.833 million for the third quarter of 2005, which compares to $6.896 million in the preceding quarter and $7.262 million in the third quarter of 2004. For the nine months ended September 30, 2005, the net interest income was $20.6 million compared to $21.9 million for the same nine-month period in 2004. The annualized net interest margin, on a fully taxable equivalent basis, was 3.72% for the nine months ended September 30, 2005, compared to 3.96% at this same time in 2004, and 3.76% through June 30, 2005. While the company was able to increase the balances and yields on average earning assets during this past three months, the major factor contributing to the decline in the net interest margin continues to be the competitive pressure and the flattening yield curve between short and long term interest rates.

Non-Interest Income -— Non-interest income, including gains on the sale of securities, was $1.2 million in the third quarter of 2005, compared to $929 thousand in the preceding quarter and $1.1 million in the third quarter in 2004. For the nine month period ended September 30, 2005, non-interest income was $3.3 million, an increase of $547 thousand, or 19.7% over the $2.8 million reported for the first nine months in 2004.

Operating Expenses -— Non-interest expenses totaled $5.066 million for the third quarter of 2005, which compares to $4.747 million for the third quarter of 2004 and $5.165 million for the second quarter of 2005. For the nine months ended September 30, 2005, operating expenses increased by 5.6% from $14.3 million in 2004 to $15.1 million for the nine months ended September 30, 2005. The company’s efficiency ratio for the nine months ended September 30, 2005 was 63.83%, as compared to 58.08% in the prior year. The year-over-year increases in operating expenses can be partially attributed to normal growth and expansion reasons, but the majority of the increase during the past year is a direct result of increases in the employee medical group insurance expenses.

Asset Quality -— At the end of the third quarter, the non-performing loans/total loan ratio was         .31%, compared to .33% at this same time in 2004. As of September 30, 2005, total non-performing loans were $1.593 million, compared to $1.609 million at this same time in 2004. On September 30, 2005, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 386%, compared to 382% in September 2004 and 322% in June 2005. Net chargeoffs during the past quarter were $267 thousand and management provided a total of $260 thousand to the ALLL. On a year-to-date basis, the Company realized an annualized net charge off/average loan ratio of .14%, compared to .30% at the end of 2004.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of September 30, 2005, the ALLL/total loan ratio was 1.20% compared to 1.24% at the end of the second quarter of 2005.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Total interest income	$10,818	$10,445	$31,635	$31,371
Total interest expense	3,985	3,183	10,995	9,510

Net interest income	6,833	7,262	20,640	21,861
Provision for loan losses	260	240	529	540
Other income	1,188	1,063	3,323	2,776
Other expense	5,066	4,747	15,111	14,310

Income before income taxes	2,695	3,338	8,323	9,787
Income taxes	667	923	2,126	2,740

Net income	$2,028	$2,415	$6,197	$7,047

Basic earnings per share	$0.16	$0.19	$0.48	$0.55
Diluted earnings per share	0.16	0.19	0.48	0.54
Cash dividends	2,079	2,025	6,232	6,071
Cash dividends per share	0.16	0.16	0.48	0.47
Book value per share	5.93	6.15	5.93	6.15
Consolidated Statements of Financial Condition		Sept. 30, 2005	Sept. 30, 2004
Assets
Cash and cash equivalents		$30,311	$30,706
Securities available for sale		272,820	269,067
Loans		511,896	493,232
Less allowance for loan losses		6,144	6,143

Net Loans		505,752	487,089

Other assets		24,102	23,173

Total Assets		$832,985	$810,035

Liabilities and Stockholders’ Equity
Deposits		$627,069	$618,683
Other interest-bearing liabilities		125,870	107,921
Other liabilities		2,551	3,758

Total liabilities		755,490	730,362
Stockholders’ Equity:		77,495	79,673

Total Liabilities and Stockholders’ Equity		$832,985	$810,035

Period-end shares outstanding		13,061	12,704
Ratios
Return on Average Assets (Annualized)		1.00%	1.16%
Return on Average Equity (Annualized)		10.63	11.89
Efficiency Ratio (Year-to-date)		63.83	58.08
Capital to Asset Ratio		9.30	9.84
Dividends to Net Income (Year-to-date)		100.56	86.15
Loans to Assets		61.45	60.89
Net Loans to Deposits		80.65	78.73
Allowance for Loan Losses to Total Loans		1.20	1.25
Non-performing Loans to Total Loans		0.31	0.33
Without audit.